Exhibit 99.3

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Submits Request for Face to Face Meeting with FDA; Receives Notification on PMA

Extension for LuViva® Advanced Cervical Scan

NORCROSS, GA (March 27, 2014) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that the company has submitted a letter requesting a face-to-face meeting with the U.S. Food and Drug Administration (FDA) in the next 60 to 90 days. This letter is in response to the September 6, 2013 letter that the company received from the FDA. Additionally, the FDA has granted the company its requested 180 day extension on the PMA filing to allow time for the meeting to occur.

“While we have drafted our responses to questions in the not approvable letter received in September, we feel it is in our best interest to meet with FDA before submission of the official response,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “These face-to-face meetings are an important part of advancing the approval process. The extension we received on March 18 will enable both the company and FDA to prepare adequately in order to make the most of the meeting.”

“While focusing on growing sales for our product in places like Canada, Turkey, Europe and Africa, we remain confident in the potential of LuViva in the U.S. market and remain committed to pursuing FDA approval,” Mr. Cartwright said.

The company has regulatory approval to sell LuViva in Europe with the Edition 3 CE mark, has marketing approvals from Health Canada and Singapore Health Sciences Authority and has filed for approval in Mexico. Additionally, expansion efforts are ongoing in the Middle East, Asia, Africa and Latin America.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

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Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469